UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Date of report)	June 13, 2012
(Date of earliest event reported)	June 11, 2012

ONEOK, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK
(Address of principal executive offices)

74103
(Zip code)

(918) 588-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 11, 2012, we entered into an accelerated share repurchase agreement (the “ASR Agreement”) with Goldman, Sachs & Co. (“Goldman”).  Under the ASR Agreement, we agreed to repurchase $150 million of our common stock from Goldman.

On June 12, 2012, we made a $150 million payment to Goldman and repurchased approximately 3.6 million shares of our common stock from Goldman, of which 80 percent of the shares were received immediately.  The specific number of shares that we ultimately will repurchase under the ASR Agreement will be based generally on the volume-weighted average price per share of our common stock during the repurchase period, subject to other adjustments pursuant to the terms and conditions of the ASR Agreement.  At settlement, under certain circumstances, Goldman may be required to deliver additional shares of our common stock to us, or, under certain circumstances, we may be required to deliver shares of our common stock or may elect to make a cash payment to Goldman.

The ASR Agreement is part of our three-year stock repurchase program that was authorized by our Board of Directors on October 21, 2010, to buy up to $750 million of our common stock, subject to the limitation that purchases will not exceed $300 million in any one calendar year.  Pursuant to the Board’s authorization, following this transaction and our repurchase of $300 million in 2011, an additional $300 million may yet be purchased pursuant to our three-year repurchase program, of which a maximum of $150 million of additional shares of our common stock may be purchased in 2012.

Item 7.01	Regulation FD Disclosure
On June 12, 2012, we announced the ASR Agreement with Goldman. A copy of the news release is attached as Exhibit 99.1 and is incorporated herein by reference.

The information disclosed in this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits
Exhibits
99.1 News release issued by ONEOK, Inc. dated June 12, 2012.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.
Date:	June 13, 2012	By:	/s/ Robert F. Martinovich Robert F. Martinovich
Executive Vice President, Chief Financial Officer and Treasurer

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